UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2026 (June 30, 2026)

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida	32224
(Address of principal executive offices)	(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LSTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2026, Landstar System, Inc. (the “Company”) and its wholly-owned subsidiary, Landstar System Holdings, Inc. (“LSHI”), entered into a Third Amended and Restated Credit Agreement among the Company, LSHI, certain subsidiaries of LSHI as subsidiary guarantors, the lenders named therein and JPMorgan Chase Bank, N.A. as administrative agent (the “Restated Credit Agreement”). The Restated Credit Agreement amends and restates the existing second amended and restated credit agreement in order to, among other things, (i) provide for a revolving credit facility in an initial aggregate principal amount of $300 million, plus an uncommitted “accordion” feature permitting up to an additional $500 million in increases to such revolving credit facility, (ii) provide for a termination date of June 30, 2031 for such revolving credit facility, (iii) make certain changes to the covenants and (iv) make such other changes in the Restated Credit Agreement as agreed among the Company, the administrative agent and the lenders. As of June 30, 2026, there were no outstanding borrowings under the Restated Credit Agreement.

The obligations under the Restated Credit Agreement are guaranteed by substantially all of LSHI’s subsidiaries, subject to certain exceptions more particularly set forth in the Restated Credit Agreement, including the exception set forth in the next succeeding sentence, and are unsecured, other than as noted in the next succeeding sentence. In lieu of any guarantee that would otherwise be required to be provided by certain foreign subsidiaries or domestic subsidiaries that are foreign subsidiary holding companies (as further defined in the Restated Credit Agreement, “FSHCOs”), LSHI and subsidiary guarantors, as applicable, may pledge stock they hold in an amount not exceeding 65% of the voting stock and 100% of the non-voting stock of each such foreign subsidiary or FSHCO. Subsidiaries of LSHI that do not constitute guarantors include two FSHCOs for which the alternative provision of a pledge of stock has been made.

The Restated Credit Agreement contains a number of covenants that limit, among other things, the incurrence of additional indebtedness and the incurrence of operating or finance lease obligations. The Restated Credit Agreement also includes financial condition covenants requiring the Company to maintain a minimum interest coverage ratio and a maximum net leverage ratio, in each case, tested as of the last day of each fiscal quarter of the Company as further described in the Restated Credit Agreement.

The Restated Credit Agreement provides for an event of default in the event, among other things, that a person or group acquires 35% or more of the outstanding capital stock of the Company, obtains the power to elect a majority of the Company’s directors, or the directors cease to consist of a majority of Continuing Directors, as defined in the Restated Credit Agreement.

The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement, dated as of June 30, 2026, among Landstar System Holdings, Inc., the Company, the lenders named therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (including exhibits and schedules thereto).

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: July 06, 2026	By:	/s/ James P. Todd
Name: James P. Todd
Title: Vice President, Chief Financial Officer and Assistant Secretary